EXHIBIT 99.1.1
CONTACTS:
Ray Tharpe
Investor Relations
561-438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES SECOND QUARTER RESULTS
Delray Beach, Fla., July 26, 2007 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced second quarter results for the fiscal period ended June 30, 2007.
SECOND QUARTER RESULTS 1
Total Company Second quarter sales grew 4% to $3.6 billion compared to the second quarter of 2006. Sales growth in North America was flat in the second quarter, down from 3% in the first quarter, reflecting a continuation of the macro economic conditions in the U.S. North American Retail sales grew 1% with comparable store sales down 5% for the quarter. International sales increased 14% in U.S. dollars and 7% in local currencies.
Net earnings for the quarter on a GAAP basis were $109 million compared to $118 million in the same quarter of the prior year. GAAP earnings per share on a diluted basis were $0.40 in the second quarter of 2007 versus $0.41 in the same period a year ago. Excluding Charges, diluted earnings per share as adjusted were $0.43 in the second quarter of 2007, consistent with the second quarter last year1. Net earnings, as adjusted, were $118 million in the second quarter of 2007 from $125 million in 2006.
“For eight straight quarters, we’ve executed the initiatives in our strategic plan to consistently deliver double digit EPS growth to our shareholders, averaging 32% growth in EPS, as adjusted, over the period, ” said Steve Odland, Office Depot’s Chairman and CEO. “Unfortunately, this streak came to a halt this quarter. As previously discussed, we knew we were facing significant headwinds as we entered the second quarter this year, a quarter which also is seasonally our lowest point for sales. While we are frustrated that we weren’t able to grow earnings at the same rate as in the previous two years, we are pleased that in this challenging sales environment we delivered earnings per share consistent with the prior year and were able to invest in our global business for the future. In North America we maintained our focus on pursuing only those sales which would yield profitable growth. This approach allowed us to somewhat mitigate the effects of a softening economy in North America while continuing to position us for margin expansion when economic conditions improve. We remain positive on the long term growth and margin expansion opportunities for Office Depot.”
EBIT, as adjusted, was $176 million for the quarter or 4.9% as a percentage of sales, versus $186 million or 5.3% as a percentage of sales in the comparable prior year period1.

[1]	Includes non-GAAP information. Second quarter results in both periods include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q and 10-K filings. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

Gross margin declined 50 basis points due principally to a shift in mix and increased property costs associated with new stores, which was partially offset by higher private brand sales. Operating expenses increased as a percentage of sales by approximately 10 basis points, reflecting investments made which more than offset benefits from cost management initiatives.
Year to date, share repurchases are approximately 5.7 million shares of Office Depot common stock for $200 million.
Return on Invested Capital (ROIC) for the trailing four quarters, as adjusted, improved 160 basis points to 15.5% compared to 13.9% in the prior year. Return on Equity (ROE), as adjusted, increased 460 basis points to 22.2% compared to 17.6% for the previous four quarters.
SECOND QUARTER DIVISION RESULTS
North American Retail Division
Second quarter sales increased 1% to $1.5 billion, down from 3% growth in the first quarter. Comparable store sales in the 1,063 stores in the U.S. and Canada that have been open for more than one year decreased 5% for the second quarter. Comps were negatively impacted during the quarter by the continued softness in the economy. Office Depot’s retail customers are predominantly small and home office businesses, as well as non-business consumers. The Company experienced softer sales in furniture and supplies, and, to a lesser extent, technology during the quarter as customers adjusted their spending in reaction to macroeconomic conditions such as changes in the housing market and higher fuel costs. Despite these soft market conditions, data from The NPD Group indicates that Office Depot’s retail revenue share among office supply stores increased sequentially in the second quarter.
As U.S. new home construction continued to decline during the second quarter, the pace slowed to a rate of 24% below that of a year ago, underlining a persistent slump in the broader housing market. This trend significantly impacted Office Depot’s furniture business which continued to experience soft sales and accounted for approximately 160 basis points of impact to the overall comp sales decrease. In addition, it is believed that the impact of this housing slump has adversely affected a broad range of small businesses and resulted in a reduction in customers overall spending patterns. Combined with rising fuel prices, these macroeconomic conditions have negatively impacted sales. Other drivers of the negative comps include new store build out (70 basis points), increases in private brand penetration (10 basis points), and costs associated with changes in mail-in rebate programs (40 basis points).
The Company chose not to repeat certain promotions that generated increased sales in the second quarter of 2006 because they did not generate an acceptable profit margin. The discontinuation of these promotions negatively impacted comps by approximately 70 basis points in the second quarter.
Although comparable store sales were disappointing, the North American Retail Division successfully delivered a 7% increase in operating profit to $104 million for the second quarter of 2007, compared to $96 million in the same period of the prior year.
Higher product margins and cost management initiatives more than offset the impact of the negative comps and increased property costs associated with new stores. Operating profit margins expanded to 6.8%, an increase of 40 basis points from 6.4% in the prior year period.
Average ticket size increased slightly. The comp decline was entirely driven by a reduction in the number of transactions.

Comparable average sales per square foot were $219 for the quarter.
Inventory per store was $965 thousand as of the end of the second quarter of 2007, 3% lower than the same period last year. On an average basis, inventory per store was $1,017 thousand for the second quarter of 2007, 4% higher than the same period last year.
North American Business Solutions Division
North American Business Solutions Division sales were unchanged compared to the second quarter of last year, down from 3% growth in the first quarter. Second quarter 2007 revenue reflects growth in the contract channel of 4%, which was offset by expected declines in the direct channel from the continued effects of brand consolidation in the prior year. As previously discussed, this was a deliberate action geared toward reducing unprofitable business from our portfolio. As with Retail, sales in this division are being impacted by a soft macroeconomic environment, especially with small-sized businesses.
Offsetting softer sales in small-sized businesses is strong momentum in large and national segments, especially in the government and education customer verticals. These are profitable customers for the division and carry higher average total sales, although at lower margins.
The North American Business Solutions Division had an operating profit of $80 million for the second quarter of 2007 compared to $105 million for the same period of the prior year. On a sequential basis, operating margins improved 80 basis points from Q1, despite lower sales volume. On a comparable basis however, operating margins declined as expected versus second quarter 2006, reflecting a continuation of the temporarily higher expense levels associated with the investment in the expansion of both the contract sales force as well as the implementation costs associated with a new furniture delivery program coupled with the impact of changes in sales mix. Operating margins are anticipated to continue to improve sequentially during the second half of the year.
International Division
At almost $1.0 billion, the International Division reported increased revenues of $124 million, or an increase of 14% compared to the prior year. Sales in local currency increased 7% over the prior year. This marks the sixth consecutive quarter of sales growth in local currencies. In particular, the focus on expanding the contract sales force and new account acquisition continues to drive the top-line with sales in the contract channel growing by double digits in local currency versus the same period last year.
Division operating profit of $42 million for the quarter, compares to $48 million in the same period of 2006. Operating profit margin at 4.3% is 130 basis points lower when compared to the same period last year.
During the quarter, the International Division made a number of investments that resulted in short-term operating margin compression of approximately 100 basis points but positioned the Division to deliver longer term operating margin expansion. For example, the Division added almost 200 sales reps in Europe and Asia, expanded its global sourcing office in China and expanded its regional offices in Asia and Latin America. The Division also re-branded its Korean business from Best Office to Office Depot, which introduces the benefits of a global brand to that market. A similar re-branding in China was completed last year. These investments during the quarter more than offset the benefits from a continued focus on reducing ongoing operating costs. The International Division’s efforts here are focused on investing in strategies that provide long term growth potential.
Acquisitions in the second half of 2006 also resulted in approximately 30 basis points of operating margin compression compared to the second quarter last year. However, collectively, the companies acquired in the prior year have grown revenues by over 50% on an annualized basis. We see these smaller acquisitions as opportunities to seed emerging market growth.
It is expected that these investments will begin to expand operating margin starting next year.

Other Matters
Capital expenditures year to date were $225 million, up from last year due to the implementation of previously announced growth plans. Capital expenditures for 2007 are now expected to be under $500 million, in part due to a decrease in planned new store openings from 150 to 125. Capital expenditures in 2008 are estimated to be $500 to $550 million, down from the $600 million estimated in the first quarter, which reflects a reduction in the number of planned new store openings from 200 to 150. Office Depot will continue to evaluate spending in accordance with its financial guidelines.
New Executive Officers
Office Depot is pleased to announce the appointment of two new members to its executive committee.
Steven M. Schmidt has joined the Company as the President, North American Business Solutions Division. Steve succeeds Cindy Campbell, who has served as Executive Vice President of BSD since 2003. Cindy will continue as an Executive Vice President until her planned retirement in March 2008. Steve brings to Office Depot 30 years of diverse business expertise and leadership. He comes from ACNielsen Corporation, the world’s largest marketing information and research company, where he spent 12 years in senior management roles, most recently as President and Chief Executive Officer. Prior to ACNielsen, Steve spent eight years at Pillsbury Food Company, serving as the company’s President of Canada and Southeast Asia. He also held management positions at Pepsico and Procter & Gamble.
Another new member of the management team is Elisa D. Garcia C., who has joined the Company as Executive Vice President, General Counsel & Corporate Secretary. Elisa succeeds David Fannin, who has served as General Counsel since 1998. David will remain an Executive Vice President until his long-planned retirement at the end of 2008.
Elisa has been an attorney for 22 years, the last seven of which have been spent as Executive Vice President, General Counsel & Corporate Secretary for Domino’s Pizza, Inc. in Ann Arbor, Michigan. Prior to joining Domino’s, Elisa served as Latin American Regional Counsel for Philip Morris International, and Corporate Counsel for GAF Corporation, one of the largest building products companies in North America. She began her legal career as a corporate associate with Willkie, Farr & Gallagher in New York.
The addition of Steve and Elisa will further strengthen the leadership of Office Depot as it continues to execute its long term strategic plan.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on our corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15.4 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 43 countries.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of June 30, 2007, Office Depot had 1,186 retail stores in North America and another 369 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.7 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 14, 2007 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	June 30,	December 30,	July 1,
	2007	2006	2006

Assets

Current assets:
Cash and cash equivalents	$122,695	$173,552	$341,350
Receivables, net	1,466,714	1,480,316	1,314,333
Inventories, net	1,615,598	1,559,981	1,450,440
Deferred income taxes	53,348	124,345	121,750
Prepaid expenses and other current assets	148,295	116,931	116,749

Total current assets	3,406,650	3,455,125	3,344,622
Property and equipment, net	1,463,361	1,424,967	1,326,128
Goodwill	1,228,681	1,198,886	1,091,427
Other assets	548,275	491,124	445,508

Total assets	$6,646,967	$6,570,102	$6,207,685

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,582,487	$1,561,784	$1,477,506
Accrued expenses and other current liabilities	1,095,197	1,224,565	1,068,020
Income taxes payable	2,167	135,448	117,774
Short-term borrowings and current maturities of long-term debt	68,878	48,130	34,114

Total current liabilities	2,748,729	2,969,927	2,697,414

Deferred income taxes and other long-term liabilities	534,679	403,289	368,170
Long-term debt, net of current maturities	564,107	570,752	581,761
Minority interest	14,737	16,023	10,270

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — 428,553,951 in 2007, 426,177,619 in December 2006 and 425,075,847 in July 2006	4,286	4,262	4,251
Additional paid-in capital	1,757,070	1,700,976	1,652,554
Accumulated other comprehensive income	340,551	295,253	249,752
Retained earnings	3,665,774	3,383,202	3,114,903
Treasury stock, at cost — 155,784,207 shares in 2007, 149,778,235 shares in December 2006 and 141,798,878 shares in July 2006	(2,982,966)	(2,773,582)	(2,471,390)

Total stockholders’ equity	2,784,715	2,610,111	2,550,070

Total liabilities and stockholders’ equity	$6,646,967	$6,570,102	$6,207,685

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Sales	$3,631,599	$3,494,907	$7,725,199	$7,310,607
Cost of goods sold and occupancy costs	2,529,793	2,416,665	5,350,911	5,030,459

Gross profit	1,101,806	1,078,242	2,374,288	2,280,148

Store and warehouse operating and selling expenses	799,494	756,505	1,685,186	1,600,026
General and administrative expenses	149,788	150,324	311,318	316,877
Amortization of deferred gain on building sale	(1,873)	—	(3,746)	—

Operating profit	154,397	171,413	381,530	363,245

Other income (expense):
Interest income	1,241	1,086	2,101	7,345
Interest expense	(18,031)	(11,347)	(30,671)	(22,413)
Miscellaneous income, net	9,874	6,625	19,695	14,089

Earnings before income taxes	147,481	167,777	372,655	362,266

Income taxes	38,405	49,471	107,735	114,430

Net earnings	$109,076	$118,306	$264,920	$247,836

Earnings per common share:
Basic	$0.40	$0.42	$0.97	$0.87
Diluted	0.40	0.41	0.95	0.85

Weighted average number of common shares outstanding:
Basic	271,879	280,726	273,690	286,139
Diluted	275,952	287,326	278,041	292,832

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended
	June 30,	July 1,
	2007	2006

Cash flow from operating activities:
Net earnings	$264,920	$247,836
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139,609	137,373
Charges for losses on inventories and receivables	47,335	42,716
Changes in working capital and other	(158,701)	55,863

Net cash provided by operating activities	293,163	483,788

Cash flows from investing activities:
Capital expenditures	(225,330)	(121,489)
Acquisitions and related payments	(47,591)	(176,022)
Advance payments	(11,992)	—
Proceeds from disposition of assets and advances returned	95,282	21,042
Purchases of short-term investments	—	(961,450)
Sales of short-term investments	—	961,650

Net cash used in investing activities	(189,631)	(276,269)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	25,294	82,111
Tax benefits from employee share-based payments	11,625	32,502
Acquisition of treasury stock	(199,592)	(670,222)
Treasury stock purchases related to employee plans	(9,801)	—
Net proceeds (payments) on long- and short-term borrowings	16,674	(22,651)

Net cash used in financing activities	(155,800)	(578,260)

Effect of exchange rate changes on cash and cash equivalents	1,411	8,894

Net decrease in cash and cash equivalents	(50,857)	(361,847)
Cash and cash equivalents at beginning of period	173,552	703,197

Cash and cash equivalents at end of period	$122,695	$341,350

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)
Total Company
(Dollars in millions)

	Trailing 4 Quarters
	June 30,	July 1,
	2007	2006	Change

Sales	$15,425.4	$14,522.6	6%

EBIT[1]	$782.2	$429.1	82%
% of sales	5.1%	3.0%	210 bps
EBIT — as adjusted[1]	$843.4	$738.1	14%
% of sales	5.5%	5.1%	40 bps

Net earnings	$533.2	$306.2	74%
Net earnings — as adjusted[1]	$575.3	$496.6	16%

Diluted Earnings Per Share	$1.90	$1.01	88%
Diluted Earnings Per Share — as adjusted[1]	$2.05	$1.64	25%

EBITDA — as adjusted[1]	$1,096.8	$1,003.4	9%
% of sales	7.1%	6.9%	20 bps

Return on Equity (ROE) — as adjusted[1]	22.2%	17.6%	460 bps

Return on Invested Capital (ROIC) — as adjusted [1]	15.5%	13.9%	160 bps

Average shares	280.3	303.0	-7%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

		% of			% of
Q2 2007	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$1,101.8	30.4%	$0.1	$1,101.9	30.4%
Operating Expenses	$947.4	26.1%	$(11.8)	$935.6	25.8%
Operating Profit	$154.4	4.3%	$11.9	$166.3	4.6%
Net Earnings	$109.1	3.0%	$8.7	$117.8	3.2%

Diluted Earnings Per Share	$0.40		$0.03	$0.43

		% of			% of
Q2 2006	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$1,078.2	30.9%	$0.4	$1,078.6	30.9%
Operating Expenses	$906.8	26.0%	$(7.7)	$899.1	25.7%
Operating Profit	$171.4	4.9%	$8.1	$179.5	5.2%
Net Earnings	$118.3	3.4%	$6.3	$124.6	3.6%

Diluted Earnings Per Share	$0.41		$0.02	$0.43

		% of			% of
YTD 2007	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$2,374.3	30.7%	$0.2	$2,374.5	30.7%
Operating Expenses	$1,992.8	25.8%	$(23.7)	$1,969.1	25.5%
Operating Profit	$381.5	4.9%	$23.9	$405.4	5.2%
Net Earnings	$264.9	3.4%	$20.4	$285.3	3.7%

Diluted Earnings Per Share	$0.95		$0.08	$1.03

		% of			% of
YTD 2006	GAAP	Sales	Charges	Non-GAAP	Sales

Gross Profit	$2,280.1	31.2%	$0.6	$2,280.7	31.2%
Operating Expenses	$1,916.9	26.2%	$(26.3)	$1,890.6	25.9%
Operating Profit	$363.2	5.0%	$26.9	$390.1	5.3%
Net Earnings	$247.8	3.4%	$20.5	$268.3	3.7%

Diluted Earnings Per Share	$0.85		$0.07	$0.92

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division
(Dollars in millions)

	Second Quarter		First Half
	2007	2006	2007	2006

Sales	$1,525.3	$1,507.6	$3,373.9	$3,298.3
% change	1%	4%	2%	5%

Division operating profit	$103.6	$96.4	$258.3	$231.2
% of sales	6.8%	6.4%	7.7%	7.0%
North American Business Solutions Division
(Dollars in millions)

	Second Quarter		First Half
	2007	2006	2007	2006

Sales	$1,123.2	$1,128.7	$2,285.6	$2,258.7
% change	0%	6%	1%	7%

Division operating profit	$79.7	$104.9	$152.9	$198.6
% of sales	7.1%	9.3%	6.7%	8.8%
International Division
(Dollars in millions)

	Second Quarter		First Half
	2007	2006	2007	2006

Sales	$983.0	$858.6	$2,065.7	$1,753.6
% change	14%	1%	18%	(3%)

Division operating profit	$42.1	$48.5	$124.2	$117.2
% of sales	4.3%	5.6%	6.0%	6.7%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information
(In thousands, except operational data)

	26 Weeks Ended	26 Weeks Ended
	June 30, 2007	July 1, 2006

Cumulative share repurchases under approved repurchase plans ($):	$199,592	$670,222

Cumulative share repurchases under approved repurchase plans (shares):	5,702	18,706

Shares outstanding, end of quarter	272,770	283,277

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Store Statistics

United States and Canada:

Store count:
Stores opened	15	22	31	26
Stores closed	3	—	3	2
Stores relocated	—	2	—	4
Total U.S. and Canada stores	1,186	1,071	1,186	1,071

North American Retail Division square footage:	29,062,748	26,722,772
Average square footage per NAR store	24,505	24,951
Inventory per store (end of period)	$965,000	$995,000
International Division company-owned:
Store count:
Stores opened	2	8	13	8
Stores closed	1	—	1	—
Stores acquired	—	42	—	42
Total International company-owned stores	137	120	137	120